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                                                                  EXHIBIT 5.1









                                                  October 25, 1996


Plantronics, Inc.
337 Encinal Street
Santa Cruz, California 95060

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 25, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 490,000 additional shares and 10,000 additional shares of your Common Stock reserved for issuance under the 1993 Stock Plan and the 1993 Director Stock Option Plan, respectively, and a total of 20,000 shares of your Common Stock reserved for issuance under the recently adopted 1996 Employee Stock Purchase Plan (such 520,000 aggregate shares collectively the "Shares", and such plans collectively the "Plans"). As legal counsel for Plantronics, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

         It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       /s/ WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation